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                                                                      EXHIBIT 11

                            THE PIONEER GROUP, INC.

                 COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

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
                                               THREE MONTHS ENDED             SIX MONTHS ENDED
                                                    JUNE 30,                      JUNE 30,
      COMPUTATION FOR CONSOLIDATED         --------------------------    --------------------------
           STATEMENT OF INCOME                1997           1996           1997           1996
-----------------------------------------  -----------    -----------    -----------    -----------
Net income(1)............................  $     4,975    $     3,520    $    12,284    $     8,634
                                           ===========    ===========    ===========    ===========
Shares
  Weighted average number of common
     shares outstanding..................   25,131,000     24,944,000     25,130,000     24,934,000
  Dilutive effect of stock options and
     restricted stock proceeds as common
     stock equivalents computed under the
     treasury stock method using the
     average price during the period.....      444,000        514,000        409,000        524,000
                                           -----------    -----------    -----------    -----------
Weighted average number of shares
  outstanding as adjusted(1).............   25,575,000     25,458,000     25,539,000     25,458,000
                                           ===========    ===========    ===========    ===========
Earnings per share(1)....................  $      0.19    $      0.14    $      0.48    $      0.34
                                           ===========    ===========    ===========    ===========
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(1) These amounts agree with the related amounts in the Consolidated Statement of Income.